PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 3, 2003)          REGISTRATION NO. 333-78575



                          [INTERNET HOLDRS (SM) LOGO]





                        1,000,000,000 Depositary Receipts
                           Internet HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated July 3, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Internet HOLDRS (SM) Trust.

     The share amounts specified in the table on page 12 of the base prospectus shall be replaced with the following:



                                                                            Share        Primary
             Name of Company                                 Ticker        Amounts    Trading Market
---------------------------------------------------         --------     ----------  ----------------

  Amazon.com, Inc.                                            AMZN           18           NASDAQ
  Ameritrade Holding Corporation                              AMTD            9           NASDAQ
  CMGI Inc.                                                   CMGI           10           NASDAQ
  CNET Networks, Inc.                                         CNET            4           NASDAQ
  DoubleClick Inc.                                            DCLK            4           NASDAQ
  EarthLink, Inc.                                             ELNK          6.23          NASDAQ
  eBay Inc.                                                   EBAY           24           NASDAQ
  E*TRADE Financial Corporation                                ET            12            NYSE
  Network Associates, Inc.                                    NET             7            NYSE
  Priceline.com Incorporated                                  PCLN          1.167         NASDAQ
  RealNetworks, Inc.                                          RNWK            8           NASDAQ
  Time Warner Inc.                                            TWX            42            NYSE
  Yahoo! Inc.                                                 YHOO           26           NASDAQ


     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2004.